Exhibit 99

Puerto Rico Contact: Marilyn Santiago-Colón, Oriental Financial Group Inc. (787) 993-4648 U.S. Contact: Steven Anreder and Gary Fishman, Anreder & Company (212) 532-3232
ORIENTAL FINANCIAL GROUP ANNOUNCES NEW
RESPONSIBILITIES FOR FIVE EXECUTIVES
SAN JUAN, Puerto Rico, December 29, 2009 — Oriental Financial Group Inc. (NYSE: OFG) announced new responsibilities for five executives, effective January 1, 2010, including the consolidation of bank compliance and risk management under Dr. Ganesh Kumar, who continues as Chief Operating Officer.
The rest of the changes are part of a new program of periodically rotating officers to expand their experience and expertise in key areas, and to facilitate communication and collaboration between departments:
•	Grettel Báez, CPA, currently Vice President and Auditor General, will become Senior Vice President of Banking Operations.

•	Carlos Viña, CPA, currently SVP and Controller, will become SVP and Auditor General.

•	César Ortiz, CPA, Esq., currently SVP Risk Management, will become SVP and Controller.

•	Rafael Cruz, Eng., currently SVP of Banking Operations, will become SVP Compliance, a new position, reporting to Dr. Kumar.
“We are very pleased to make this announcement,” said José Rafael Fernández, President and Chief Executive Officer. “It not only reflects the strength and stability of our leadership team to take on different roles, but also shows how we can create new opportunities for growth for executive talent.”
About Oriental Financial Group
Oriental Financial Group Inc. is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 45th year in business, Oriental provides a full range of mortgage, commercial and consumer banking services through 21 Oriental Group financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services. Investor information about Oriental can be found at www.orientalfg.com.
Forward-Looking Statements
This news release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other risks and considerations detailed in the Group’s filings with the Securities and Exchange Commission. These or other factors could cause actual results to differ materially from forward-looking statements. The Group also disclaims any obligations to update information contained in this news release because of developments occurring after the date of issuance.
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